Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998	1997

Net Income	$106,776	$248,997	$210,604	$172,276	$123,535	$64,916
(Less) Nonrecurring item:
Gain on sale	$—	$(62,852)	$(40,779)	$(47,093)	$(25,270)	$(677)
Non-recurring charges	—	—	—	16,782	—	—
(Plus) Extraordinary item:
Unamortized loan fee write-off	$—	$—	$—	$—	$245	$1,183
(Plus) Fixed charges:
Portion of rents representative of the interest factor	$403	$472	$461	$526	$293	$172
Interest expense	87,901	103,203	83,609	74,699	54,650	16,977
Interest capitalized	23,404	27,635	18,328	21,888	14,724	9,024
Preferred dividend	14,087	32,497	39,779	39,779	28,132	19,656

Total fixed charges (1)	$125,795	$163,807	$142,177	$136,892	$97,799	$45,829
(Less):
Interest capitalized	$23,404	$27,635	$18,328	$21,888	$14,724	$9,024
Preferred dividend	14,087	32,497	39,779	39,779	28,132	19,656
Adjusted earnings (2)	$195,080	$289,820	$253,895	$217,190	$153,453	$82,571

Ratio (2 divided by 1)	1.55	1.77	1.79	1.59	1.57	1.80

Exhibit 12.1 (continued)

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2001	2000	1999	1998	1997

Net Income	$106,776	$248,997	$210,604	$172,276	$123,535	$64,916
(Less) Nonrecurring item:
Gain on sale	$—	$(62,852)	$(40,779)	$(47,093)	$(25,270)	$(677)
Non-recurring charges	—	—	—	16,782	—	—
(Plus) Extraordinary item:
Unamortized loan fee write-off	$—	$—	$—	$—	$245	$1,183
(Plus) Fixed charges:
Portion of rents representative of the interest factor	$403	$472	$461	$526	$293	$172
Interest expense	87,901	103,203	83,609	74,699	54,650	16,977
Interest capitalized	23,404	27,635	18,328	21,888	14,724	9,024

Total fixed charges (1)	$111,708	$131,310	$102,398	$97,113	$69,667	$26,173
(Less):
Interest capitalized	$23,404	$27,635	$18,328	$21,888	$14,724	$9,024
Adjusted earnings (2)	$195,080	$289,820	$253,895	$217,190	$153,453	$82,571

Ratio (2 divided by 1)	1.75	2.21	2.48	2.24	2.20	3.15